1st MARINER BANCORP ANNOUNCES ANNUAL MEETING DATE

Baltimore, MD (October 26, 2012) – 1st Mariner Bancorp (OTCBB: FMAR), parent company of 1st Mariner Bank, announced today that its Annual Meeting of Stockholders will be held on December 3, 2012, at 1:00 p.m. at First Mariner Bank, 3301 Boston Street, 2nd Floor, Baltimore, Maryland.  The Company expects to mail its definitive proxy statement to all stockholders of record no later than November 9, 2012.

The date of the 2012 Annual Meeting will be more than 30 days after the anniversary of the 2011 Annual Meeting.  As a result, the Company has set the following deadlines for the receipt of any stockholder proposals.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s proxy materials for the 2012 Annual Meeting must be received at the Company’s principal executive offices, 1501 South Clinton Street, Baltimore, Maryland 21224, attention Secretary,  no later than the close of business on November 2, 2012, which the Company considers a reasonable time before it begins to print and send its proxy materials. Such proposals will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in the Company’s proxy materials, and may be omitted if not in compliance with applicable requirements.

Stockholders wishing to submit proposals or nominations to be presented directly at the annual meeting instead of for inclusion in the Company’s proxy statement must follow the submission criteria and deadlines set forth in the Company’s Amended and Restated Bylaws. To be timely in connection with the 2012 Annual Meeting, a stockholder proposal must be received by the Company’s Secretary at its principal executive offices not later than the close of business on November 5, 2012.  This Current Report on Form 8-K constitutes a “public announcement” for purposes of Section 8 of the Company’s Amended and Restated Bylaws. For more information, please refer to the Company’s Amended and Restated Bylaws, filed as Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended March 31, 2011.

           About 1st Mariner Bancorp

1st Mariner Bancorp is a bank holding Company with total assets of $1.22 billion.  Its wholly owned banking subsidiary, 1st Mariner Bank, operates 21 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, and the City of Baltimore. 1st Mariner Mortgage, a division of 1st Mariner Bank, operates retail offices in Central Maryland, the Eastern Shore of Maryland, and portions of Northern Virginia. 1st Mariner also operates direct marketing mortgage operations in Baltimore.  1st Mariner Bancorp’s common stock is quoted on the OTC Bulletin Board under the symbol “FMAR”.  1st Mariner’s Website address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.